Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2026, relating to the financial statements of Offerpad Solutions Inc., appearing in the Annual Report on Form 10-K of Offerpad Solutions Inc. for the year ended December 31, 2025.

/S/ DELOITTE & TOUCHE LLP

Tempe, Arizona
February 24, 2026